Exhibit 99.3

For Immediate Release

CNO Financial Group Acquires Web Benefits Design
Strategic investment in benefits technology platform to advance worksite strategy

CARMEL, Ind. - April 29, 2019 - CNO Financial Group (NYSE: CNO) announced today that it has acquired privately-owned Web Benefits Design Corporation (“WBD”), a leading online benefits administration firm with a best-in-class, proprietary technology platform for employer benefit programs.

WBD offers a full-service, integrated employee benefits administration solution, distributed through a network of independent brokers and a direct sales force. Its cloud-based platform provides companies with a customizable suite of administration, compliance and communications solutions to manage employee benefits programs while delivering a simple and straightforward enrollment experience for employees.

“WBD brings a leading-edge benefits technology platform and a proven track record of digital innovation to CNO,” said Gary C. Bhojwani, chief executive officer. “Employee benefits technology is one of the most highly sought-after solutions in the fast-growing worksite marketplace. With WBD’s platform, we are strengthening our competitive position to retain and attract employer groups by offering a technology-driven one-stop shop for their benefit needs.”

“We expect this transaction to accelerate the growth of our worksite business, which has been expanding at a double-digit rate for the last four quarters,” Bhojwani added. “CNO’s insurance products will now be available alongside WBD’s current carrier options to 1,000 employer group clients with more than 250,000 employees. The acquisition will also enable distribution of WBD’s solutions and our products through both our 375 dedicated worksite agents and WBD’s 200 affiliated brokers, providing considerable cross-sell opportunities.”

“CNO is the right partner to help us reach the next level of success while preserving what makes us valuable to our clients and partners,” said Bethany Schenk, president and chief executive officer of Web Benefits Design. “We are excited to join a company that shares our vision and values while supporting our entrepreneurial spirit. Linking our industry-leading platform with CNO’s operational infrastructure, insurance product portfolio and national sales force will create a win-win situation for all of our customers, brokers and carrier partners.”

The purchase price is approximately $66 million with an additional earn-out if certain financial targets are achieved. CNO intends to fund the transaction from holding company cash and expects it to be accretive to earnings in 2020.

Deutsche Bank Securities Inc. served as financial advisor to CNO Financial Group and Stifel, Nicolaus & Company, Incorporated served as financial advisor to Web Benefits Design.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company. Our insurance companies - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at CNOinc.com.

About Web Benefits Design
Web Benefits Design Corporation (“WBD”) is a leading national employee benefits technology, communication, and administration firm founded by Ron and Bethany Schenk. WBD works with companies of all sizes to develop employee benefit solutions on the cutting edge of technology and value. WBD’s core solutions include online enrollment, COBRA, ACA reporting, telephonic enrollment, dependent documentation management, insurance carrier and payroll connectivity. WBD bridges the gap between total automation and reality to help employers leverage its solutions to save time, money and resources by delivering an engaging, high-impact employee benefits package. For more information, visit wbdcorp.com.

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For further information:
CNO News Media
Valerie Dolenga
(312) 396 -7688
Valerie.Dolenga@CNOinc.com

CNO Investor Relations
Jennifer Childe
(312) 396 - 7755
Jennifer.Childe@CNOinc.com